Dated October 30, 2017

Filed Pursuant to Rule 433

Registration Statement No. 333-221221

Relating to Preliminary Prospectus Supplement

filed on October 30, 2017

Constellium launches ordinary shares and notes offerings

Amsterdam, The Netherlands, Oct. 30, 2017 – Constellium N.V. (NYSE and Euronext Paris: CSTM) (“Constellium”) announced today the commencement of proposed public offerings of its Class A ordinary shares, U.S. dollar denominated senior unsecured notes due 2026 and euro denominated senior unsecured notes due 2026, in each case subject to market and other conditions and as further described below.

Equity Offering

Constellium expects to offer 22,000,000 newly issued Class A ordinary shares (“ordinary shares”) in an underwritten public offering (the “Equity Offering”). Constellium also expects to grant the underwriters in the Equity Offering a 30-day option to purchase up to an additional 3,300,000 ordinary shares at the public offering price, less the underwriting discount.

Notes Offering

Constellium also announced today that it intends to offer, subject to market and other conditions (the “Notes Offering” and, together with the Equity Offering, the “Offerings”), approximately $450 million of U.S. dollar denominated senior unsecured notes due 2026 (the “Dollar Notes”) and approximately €400 million of euro denominated senior unsecured notes due 2026 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”).

Use of Proceeds

The Equity Offering and the Notes Offering are being conducted as separate offerings. Neither Offering is contingent upon the other. Constellium will receive the proceeds from its direct sale of shares of its common stock in the Equity Offering and the sale of the notes in the Notes Offering, less, in each case, estimated underwriting discounts and commissions and estimated offering expenses. Constellium expects to use the net proceeds from the Offerings, together with cash on hand, to repurchase pursuant to tender offers (the “Tender Offers”), and/or redeem, satisfy and discharge in accordance with the applicable indentures, all of its outstanding 7.875% Senior Secured Notes due 2021, 7.00% Senior Notes due 2023, and 8.00% Senior Notes due 2023 (collectively, the “Tender Offer Notes”). Constellium intends to use the remaining net proceeds, if any, from the Offerings for general corporate purposes. There can be no assurance that Constellium will successfully complete the Offerings on the terms described herein or at all.

Important Additional Information

Credit Suisse and Deutsche Bank Securities are acting as lead joint book-running managers for the Equity Offering. In addition, BofA Merrill Lynch, BNP Paribas, Goldman Sachs & Co. LLC and J.P. Morgan are acting as joint book-running managers and Barclays, BMO Capital Markets, Citigroup HSBC and Morgan Stanley are acting as co-managers for the Equity Offering. Deutsche Bank Securities and Credit Suisse are acting as joint bookrunners for the Dollar Notes and the Euro Notes. BofA Merrill Lynch, Goldman Sachs & Co. LLC, J.P. Morgan and Wells Fargo Securities are acting as joint bookrunners and BNP Paribas, Barclays, Citigroup and HSBC are acting as co-managers for the Dollar Notes. Barclays, BNP Paribas, CM-CIC Market Solutions and HSBC are acting as joint bookrunners and BofA Merrill Lynch, Goldman Sachs & Co. LLC, J.P. Morgan and Société Générale are acting as co-managers for the Euro Notes. Wachtell, Lipton, Rosen & Katz is acting as legal counsel to Constellium and Latham & Watkins LLP is acting as legal counsel to the joint bookrunners in connection with the Equity Offering and the Notes Offering.

A registration statement relating to the ordinary shares has been filed with the U.S. Securities and Exchange Commission and has become effective. Before you invest, you should read the prospectus in the registration statement, the related prospectus supplement and the other documents that Constellium has filed with the SEC for more complete information about Constellium and the Equity Offering. You may obtain the preliminary prospectus supplement for the offering, the registration statement and the other documents for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus may also be obtained from the offices of Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone: 800-221-1037 or by email at newyork.prospectus@credit-suisse.com.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the ordinary shares, the Notes or any other securities, shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful, and shall not constitute a notice of redemption of the Notes.

In relation to each member state of the European Economic Area which has implemented the 2003/71/EC directive as amended (the “Prospectus Directive”) (each a “Relevant Member State”),

an offer to the public of the ordinary shares offered in the offering has not been made and will not be made in that Relevant Member State, except that an offer in that Relevant Member State of the ordinary shares may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive, if the qualified investor prospectus exemption has been implemented in that Relevant Member State and provided that no such offer shall result in a requirement for the publication of a prospectus in that Member State.

About Constellium

Constellium (NYSE and Euronext Paris: CSTM) is a global sector leader that develops innovative, value added aluminium products for a broad scope of markets and applications, including aerospace, automotive and packaging. Constellium generated €4.7 billion of revenue in 2016.

Forward-looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This press release may contain “forward looking statements” with respect to the Equity Offering, the Notes Offering, the Tender Offers, the redemption of the Tender Offer Notes, our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. These risks and uncertainties include, but are not limited to, the ability of Constellium and Wise Metals to achieve expected synergies and the timing thereof, Constellium’s increased levels of indebtedness which could limit Constellium’s operating flexibility and opportunities; the potential failure to retain key employees, the loss of customers, suppliers and other business relationships; disruptions to business operations; slower or lower than expected growth in the North American market for Body-in-White aluminium rolled products, and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 20-F and our registration statement on Form F-3, filed on October 30, 2017, and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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